Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS		INVESTOR RELATIONS

Sherrie Gutierrez		Laura Guerrant
Aviza Technology, Inc.		Guerrant Associates
Corporate Marketing Manager		Principal
Phone:	+1 (831) 439-6382	Phone:	+1 (808) 882-1467
Fax:	+1 (831) 439-6223	Fax:	+1 (808) 882-1267
sherrie.gutierrez@avizatechnology.com		lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY NAMED AS DEFENDANT IN LAWSUIT FILED BY IPS, LTD.

SCOTTS VALLEY, Calif., April 14, 2006—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor equipment and process technologies for the global semiconductor, compound semiconductor, nanotechnology and other related markets, today announced that IPS, Ltd. has filed a lawsuit against Aviza in the United States District Court for the Central District of California. The complaint alleges that Aviza used confidential information of IPS to develop a single-wafer-processing type atomic layer deposition (ALD) system. The complaint is for unspecified monetary damages, injunctive relief and an order rescinding the settlement and distributor agreements that Aviza and IPS entered into in May 2004 in settlement of a prior lawsuit that IPS filed against ASML U.S., Inc. and Aviza in March 2004 relating to assets that Aviza acquired from ASML in October 2003.

“Aviza believes that it has complied with the settlement agreement and that the allegations contained in IPS’s complaint are without merit,” said Jerry Cutini, President and Chief Executive Officer of Aviza Technology, Inc. “Aviza will defend itself vigorously in the lawsuit and we do not intend to allow the lawsuit to disrupt our business.”

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. These forward-looking statements include, but are not limited to, the statements made by Jerry Cutini and all statements containing the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. Many factors could cause our actual results to differ materially from those projected in these forward-looking statements. Some of these factors and other important factors are detailed in our various Securities and Exchange Commission filings, particularly in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, copies of which are available from us without charge. Please review these filings and do not place undue reliance on these forward-looking statements. We assume no obligation to update forward-looking statements.

About Aviza Technology, Inc.

Aviza Technology, Inc. is a supplier of advanced semiconductor equipment and process technologies for the global semiconductor, compound semiconductor, nanotechnology and other related markets. Aviza offers both front-end-of-line (FEOL) and back-end-of-line (BEOL) process applications including products for atomic layer deposition (ALD), diffusion and low pressure chemical vapor deposition (LPCVD) furnaces, atmospheric pressure CVD (APCVD), CVD, etch and physical vapor deposition (PVD). The company is publicly traded on the NASDAQ National Market (NASDAQ: AVZA). Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the UK, Germany, France, Italy, Taiwan, China, Japan, Korea, Singapore and Malaysia. Additional information about the company can be found at http://www.avizatechnology.com.

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